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                                                                     Exhibit 3.4

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR THE SECURITIES LAWS OF ANY STATE. THIS DEBENTURE MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR DELIVERY TO ENVIRONMENTAL SAFEGUARDS OF AN OPINION OF LEGAL COUNSEL SATISFACTORY TO WO CONSULTING, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS.

                              WO CONSULTING, INC.
                     12% SENIOR CONVERTIBLE PROMISSORY NOTE

$1,928,250                         Houston, Texas                January 1, 1997

         WO CONSULTING, INC., a Delaware corporation (hereinafter called the "Company," which term includes any successor corporation), for value received, hereby promises to pay to Scottsdale Technologies-I, Ltd. (hereinafter called "Holder"), or its registered assigns, the principal sum of up to One Million Nine Hundred Twenty-Eight Thousand Two Hundred Fifty DOLLARS ($1,928,250.00), together with interest on the amount of such principal sum from time to time outstanding, payable in accordance with the terms set forth below.

         This Note is one of the Company's 12% Senior Convertible Promissory Notes, each of like tenor (hereinafter, this instrument is called the "Note," and collectively, the class of securities of which the Note is a part is called the "Notes").

                                   ARTICLE I.

             DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

         1.1 DEFINITIONS. For all purposes of this Note, except as otherwise expressly provided or unless the context otherwise requires:

                  (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

                  (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as promulgated from time to time by the Association of Independent Certified Public Accountants; and

                  (c) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision.
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         "Board of Directors" means the board of directors of the Company as elected from time to time or any duly authorized committee of that board.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Phoenix, Arizona are authorized or obligated by law or executive order to be closed.

         "Change of Control" has the meaning specified in Section 7.1.

         "Common Stock" means shares of common stock, par value $0.01 per share, of the Company.

         "Company Financial Statements" shall mean those financial statements of the Company.

         "Conversion Price" means the price per share determined in accordance with Article IV and V (as adjusted in accordance with the terms of this Note) at which shares of Common Stock shall be delivered to Holder upon conversion of this Note into Common Stock.

         "Default" means any event which is, or after notice or passage of time would be, an Event of Default.

         "Event of Default" has the meaning specified in Section 3.1.

         "Indebtedness" of any Person means all indebtedness of such Person, whether outstanding on the date of this Note or hereafter created, incurred, assumed or guaranteed, (a) for the principal of and premium, if any, and interest on all debts of the Person whether outstanding on the date of this Note or thereafter created (i) for money borrowed by such Person (including capitalized lease obligations), (ii) for money borrowed by others (including capitalized lease obligations) and guaranteed, directly or indirectly, by such Person, (iii) constituting purchase money indebtedness, or indebtedness secured by property at the time of the acquisition of such property by such Person, for the payment of which the Person is directly or contingently liable; (b) for all accrued obligations of the Person in respect of any contract, agreement or instrument imposing an obligation upon the Person to pay over funds; (c) for all trade debt of the Person; and (d) for all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the indebtedness referred to in (a), (b) or (c) above.

         "Maturity Date," when used with respect to the Notes, means December 1, 1997 (or such earlier date upon which the Notes become due and payable under Section 3.2).

         "Note" means this 12% Senior Convertible Promissory Note.

         "Notes" means the class of securities including this Note.


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         "Outside Financing" shall be defined as (i) any transaction where the
Company sells its equity or debt securities for cash whether in public or private offerings or bond financings, and (ii) any financing from a bank or other financial institution made to the Company.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Purchase Agreement" means the Note and Warrant Purchase Agreement dated as of the date hereof between Holder and the Company.

         "SEC" means the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act of 1933, as amended.

         "Subsidiary" means a corporation or other entity more than 50% of the outstanding voting stock of which, or more than 50% of the equity interest in which, is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by any combination of the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

                                   ARTICLE II.

                                    PAYMENTS

         2.1 INTEREST. From the date of this Note through the Maturity Date, interest shall accrue hereunder on the unpaid principal amount outstanding under this Note at 12% per annum calculated on the basis of a 360-day year. All past due amounts of principal and interest shall bear interest at the maximum amount permitted by Applicable Law until paid.

         2.2 PAYMENT OF PRINCIPAL AND INTEREST. The accrued and unpaid interest on this Note shall be due and payable on March 31, 1997, June 30, 1997 and September 30, 1997. The principal and unpaid interest of this Note shall be due and payable in full on the Maturity Date.

         2.3 LINE OF CREDIT. Holder will disburse the principal of this Note to the Company in one or more advances from time to time, in each case upon not less than two Business Days prior request by the Company. In no event shall the total of such advances be more than the principal amount of this Note. Holder will not be obligated to disburse any advance unless (a) no Event of Default exists; (b) the disbursement of the advance is permitted by law; (c) the Holder shall determine in its sole discretion that the enforcement, collectibility or protection of the principal of this Note is not, and would not be, at an unacceptable risk; and (d) the disbursement of the advance would not adversely effect the Company's ability to register shares of its Common Stock (including the shares of Common Stock issuable upon conversion of the Note) for sale to the public.


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
         2.4 PREPAYMENTS. At any time before the Maturity Date the Company may prepay this Note, in whole or in part, upon thirty (30) days' prior written notice given to Holder pursuant to Section 8.6. In the event the Company has been unable to register the conversion and subsequent resale of the shares of Common Stock issuable upon conversion of this Note under the Act pursuant to a valid registration statement, this Note will be mandatorily prepayable on the twentieth Business Day following written notice of the occurrence of any Outside Financing unless prepayment is waived in writing by Holder in its sole and absolute discretion, such prepayment to be in an amount equal to the net proceeds received by the Company or any Subsidiary from such Outside Financing but not to exceed the then outstanding principal and accrued and unpaid interest on this Note. During such twenty (20) day period, the Company shall place an amount equal to the total amount of principal and accrued and unpaid interest on the Notes through the date of the Outside Financing in escrow for the benefit of the Holder on terms acceptable to the Holders. During the twenty (20) day period, a pro rata amount of the escrowed funds attributable to a Holder that chooses to convert its Note into shares of Common Stock shall be disbursed to the Company simultaneously with such Holder receiving a stock certificate representing the full number of shares of Common Stock into which such Holder's
Note is converted. Upon the expiration of the twenty (20) day period, any Holders that have not made an election to convert their Notes into shares of Common Stock shall receive from the escrowed amount the pro rata amount attributable to the principal and accrued and unpaid interest on the Note held by such Holder. All payments made under this Note shall be applied first to accrued interest, and the balance, if any, to principal; provided, however, that interest shall accrue on any remaining principal balance and shall be payable at the rate provided above. Notwithstanding anything to the contrary herein, if the Company elects to prepay this Note in whole or in part, other than pursuant to a mandatory prepayment, the Holder shall have a period of thirty (30) days from the date on which it receives the notice contemplated by this Section 2.4 in which to elect to convert this Note or that portion of this Note that the Company elects to prepay, as the case may be, and to acquire shares of Common Stock, on the terms and subject to the conditions set forth in Article V hereof.

         2.5 MANNER OF PAYMENT. Payments of principal and interest on this Note will be made by wire transfer or delivery of checks to Holder at its address as set forth in this Note. If the date upon which the payment of principal and interest is required to be made pursuant to this Note occurs other than on a business day, then such payment of principal and interest shall be made on the next occurring business day following said payment date and shall include interest through said next occurring business day.

         2.6 SECURITY. This Note is secured by all of the tangible and intangible assets of the Company whether now existing or hereafter acquired as set forth in that certain Security Agreement of even date herewith between the Holder and the Company.

         2.7 SENIOR NOTE. This Note is the senior obligation of the Company senior in right of payment to any Indebtedness of the Company. As of the date hereof, the Company has no Indebtedness outstanding senior to this Note. The Company will not incur any Indebtedness unless such Indebtedness is expressly made subordinate to this Note.


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                                  ARTICLE III.

                                    REMEDIES

         3.1 EVENTS OF DEFAULT. An "Event of Default" occurs if:

                  (a) the Company defaults in the payment of the principal or interest of the Notes when such principal or interest becomes due and payable; or

                  (b) the Company fails to perform any obligation related to the conversion of this Note as required by this Note or the Purchase Agreement and such failure continues uncured for a period of fifteen
         (15) days; or

                  (c) the Company defaults in the performance of any covenant made by the Company, in either (i) that certain Purchase Agreement,
         (ii) those certain Common Stock Purchase Warrants of even date herewith, issued by the Company to the holders of the Notes, pursuant to which the Company grants to the holders of the Notes certain rights to purchase shares of Common Stock (the "Warrants"); (iii) the Security Agreement; or (iv) the Notes (other than a default in the performance of a covenant specifically addressed elsewhere in this Section 3.1); or

                  (d) any representation or warranty made by the Company in the Purchase Agreement, the Warrants, the Security Agreement, or the Notes or in any certificate furnished by the Company in connection with the consummation of the transaction contemplated thereby or hereby, is untrue in any material respect as of the date of making thereof; or

                  (e) the Company fails to pay any principal of or interest on any of its Indebtedness (including without limitation any such Indebtedness assumed or guaranteed) for a period longer than the grace period, if any, provided for such payment; or any default under any instrument or agreement evidencing, creating, securing or otherwise relating to such Indebtedness (including without limitation any guaranty or assumption agreement relating to such Indebtedness) or other event occurs and continues beyond any applicable grace period, if the effect of such default or other event is to cause, or to permit the holder or holders of such Indebtedness (or their representative) to cause, such Indebtedness (or the obligations under any such guaranty or assumption agreement) to become due and payable prior to the stated maturity thereof; or

                  (f) a court of competent jurisdiction enters a judgment or judgments against the Company or any property or assets of the Company, for the payment of money aggregating in excess of $100,000 in excess of applicable insurance coverage and such judgment or order shall remain unsatisfied or undischarged and in effect for seventy-five (75) consecutive days without a stay of enforcement or execution; or


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
                  (g) a notice of lien, levy or assessment is filed or recorded with respect to any portion of the assets of the Company by any governmental authority for any taxes or debts owing at any time or times hereafter; or

                  (h) any material portion of the assets of the Company is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or

                  (i) a court of competent jurisdiction enters (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the property of the Company or ordering the winding up or liquidation of the affairs of the Company and any such decree or order of relief or any such other decree or order remains unstayed for a period of 30 days from its date of entry; or

                  (j) the Company commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or the Company files a petition, answer or consent seeking reorganization or relief under any applicable federal or state law, or the Company makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; or

                  (k) (1) any person or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of 50% or more of the total voting power of the Company; (2) the Company or any Subsidiary merges or consolidates with or into any other Person (unless the Company or any of its Subsidiaries is the surviving or acquiring party); (3) the Company or any Subsidiary dissolves or liquidates; or (4) the Company or any Subsidiary sells all or any substantial portion of its assets (unless the purchaser is a Subsidiary of the Company or the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental agreement all of the obligations of the Company in connection with this Note).

         3.2 ACCELERATION OF MATURITY. This Note shall become immediately due and payable if an Event of Default described in 3.1(i) or 3.1(j) occurs and, this Note shall, at the option of the Holder in its sole discretion, become immediately due and payable if any other Event of Default occurs, and in every such case the Holder or Holders of 50% or more of the outstanding principal balance of the Notes may declare the principal and interest on the Note to be due and payable immediately.


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                                   ARTICLE IV.

                               CONVERSION OF NOTE

         4.1 CONVERSION PRIVILEGE AND CONVERSION PRICE. Subject to and upon compliance with the provisions of this Article, at the option of Holder, all or any part of this Note may be converted into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock at any time (i) for 955,000 shares of Common Stock for the initial $428,250 of principal advanced pursuant to this Note and, (ii) the remaining principal and accrued and unpaid interest outstanding under this Note may be converted at the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Conversion Price shall be initially $1.35 per share of Common Stock.

                                   ARTICLE V.

                         ADJUSTMENT OF CONVERSION PRICE

         5.1 ANTI-DILUTION PROVISIONS. The Conversion Price shall be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Conversion Price, the Holder of this Note shall thereafter be entitled to purchase, at the Conversion Price resulting from such adjustment, the number of shares of Common Stock obtained by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment (including the initial 955,000 shares) and dividing the product thereof by the Conversion Price resulting from such adjustment.

         5.2 ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF COMMON STOCK.

                  (a) If and whenever after the date hereof the Company shall issue or sell any Common Stock for no consideration or for a consideration per share less than the Conversion Price then, forthwith, upon such issue or sale, the Conversion Price shall be reduced (but not increased, except as otherwise specifically provided in Section 5.2(b)), to the price (calculated to the nearest one-ten thousandth of a cent) determined by dividing (x) an amount equal to the sum of (i) the aggregate number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price plus (ii) the consideration received by the Company upon such issue or sale by (y) the aggregate number of shares of Common Stock outstanding immediately after such issue or sale.

                  (b) Notwithstanding the provisions of this Section 5.2, no adjustment shall be made in the Conversion Price in the event that the Company issues, in one or more transactions, (i) Common Stock upon exercise of any options issued to officers, directors or employees of the Company pursuant to a stock option plan or an employment, severance or consulting agreement as now or hereafter in effect, in each case approved by the Board of Directors (provided that the aggregate number of shares of Common Stock which may be obtainable, including options issued prior to the date hereof, under all such


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         employee plans and agreements shall at no time exceed 10% of all shares of Common Stock outstanding on the date hereof on a fully diluted basis; (ii) Common Stock upon exercise of the Notes or any warrant issued pursuant to the terms of the Purchase Agreement; or (iii) Common Stock upon exercise of any stock purchase warrant or option (other than the options referred to in clause (i) above) or other convertible security outstanding on the date hereof. In addition, for purposes of calculating any adjustment of the Conversion Price as provided in this
         Section 5.2, all of the shares of Common Stock issuable pursuant to any of the foregoing shall be assumed to be outstanding prior to the event causing such adjustment to be made.

                  (c) For purposes of this Section 5.2, the following shall be applicable:

                           (1) Issuance of Rights or Options. In case at any
                  time after the date hereof the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which shares of Common Stock are issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of such rights or options, or plus, in the case of such rights or options that relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Conversion Price in effect as of the date of granting such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options shall be deemed to be outstanding as of the date of granting of such rights or options and to have been issued for such price per share, with the effect on the Conversion Price specified in Section 5.2(a), 5.2(c)(1) hereof. Except as provided in Section 5.2(b) hereof, no further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such rights or options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.


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
                           (2) Change in Option Price or Conversion Rate. Upon
                  the happening of any of the following events, namely, if the purchase price provided for in any right or option referred to in Section 5.2(b) above, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 5.2(a), 5.2(c)(1) hereof, or the rate at which any Convertible Securities referred to in
                  Section 5.2(a), 5.2(c)(1) hereof, are convertible into or exchangeable for Common Stock shall change (other than under or by reason of provisions designed to protect against dilution), the Conversion Price then in effect hereunder shall forthwith be readjusted (increased or decreased, as the case may be) to the Conversion Price that would have been in effect at such time had such rights, options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any such option or right referred to in Section 5.2(a), 5.2(c)(1) hereof, or on the termination of any such right to convert or exchange any such Convertible Securities referred to in Section 5.2(a), 5.2(c)(1) hereof, the Conversion Price then in effect hereunder shall forthwith be readjusted (increased or decreased, as the case may be) to the Conversion Price that would have been in effect at the time of such expiration or termination had such right, option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been granted, issued or sold, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in Section 5.2(a), 5.2(c)(1) hereof or the rate at which any Convertible Securities referred to in Section 5.2(a), 5.2(c)(1) hereof are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such right or option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall, if not already adjusted, forthwith be adjusted to such amount as would have applied had such right, option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

                           (3) Consideration for Stock. In case at any time
                  Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for cash, the consideration therefor shall be deemed to be the amount received by the Company therefor. In case at any time any Common Stock, Convertible


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
                  Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration, as determined reasonably and in good faith by the Board of Directors of the Company. In case at any time any Common Stock, Convertible Securities or any rights or options to purchase any Common Stock or Convertible Securities shall be issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration received therefor shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board of Directors may determine to be attributable to such Common Stock, Convertible Securities, rights or options as the case may be. In case at any time any rights or options to purchase any shares of Common Stock or Convertible Securities shall be issued in connection with the issuance and sale of other securities of the Company, together consisting of one integral transaction in which no consideration is allocated to such rights or options by the parties, such rights of options shall be deemed to have been issued without consideration.

                           (4) Record Date. In the case the Company shall take a
                  record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock or Convertible Securities, or (ii) to subscribe for or purchase Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the Common Stock or Convertible Securities deemed to have been issued or sold as a result of the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                           (5) Treasury Shares. The number of shares of Common
                  Stock outstanding at any given time shall not include shares owned directly by the Company in treasury, and the disposition of any such shares shall be considered an issuance or sale of Common Stock for the purpose of this Section 5.2.

         5.3 STOCK DIVIDENDS. In case the Company shall declare a dividend or make any other distribution upon any shares of the Company, payable in Common Stock or Convertible Securities, any Common Stock or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

         5.4 STOCK SPLITS AND REVERSE SPLITS. In the event that the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Shares into which this Note may be converted immediately prior to such subdivision shall be proportionately increased, and conversely, in the event that the outstanding shares of Common Stock shall at any time be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Shares into which this Note may be converted immediately prior to such combination shall be proportionately reduced. Except as provided in this Section 5.4, no adjustment in the Conversion Price and no change in the number of Shares


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
shall be made under this Article V as a result of or by reason of any such subdivision or combination.

         5.5 REORGANIZATION AND ASSET SALES. If any capital reorganization or reclassification of the capital stock of the Company, or any consolidation, merger or share exchange of the Company with another Person, or the sale, transfer or other disposition of all or substantially all of its assets to another Person shall be effected in such a way that holders of Common Stock shall be entitled to receive capital stock, securities or assets with respect to or in exchange for their shares, then the following provisions shall apply:

                  (a) As a condition of such reorganization, reclassification, consolidation, merger, share exchange, sale, transfer or other disposition (except as otherwise provided below in this Section 5.5), lawful and adequate provisions shall be made whereby the holder of Notes shall thereafter have the right to purchase and receive upon the terms and conditions specified in this Note and in lieu of the Shares immediately theretofore receivable upon the exercise of the rights represented hereby, such shares of capital stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of Shares immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger, share exchange or sale not taken place, and in any such case appropriate provision reasonably satisfactory to such holder shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price and of the number of Shares receivable upon the exercise) shall thereafter be applicable, as nearly as possible, in relation to any shares of capital stock, securities or assets thereafter deliverable upon the exercise of Notes.

                  (b) In the event of a merger, share exchange or consolidation of the Company with or into another Person as a result of which a number of shares of Common Stock or its equivalent of the successor Person greater or lesser than the number of shares of Common Stock outstanding immediately prior to such merger, share exchange or consolidation are issuable to holders of Common Stock, then the Conversion Price in effect immediately prior to such merger, share exchange or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock.

                  (c) The Company shall not effect any such consolidation, merger, share exchange, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor Person (if other than the Company) resulting from such consolidation, share exchange or merger or the Person purchasing or otherwise acquiring such assets shall have assumed by written instrument executed and mailed or delivered to the holder hereof at the last address of such holder appearing on the books of the Company the obligation to deliver to such holder such shares of capital stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive, and all other liabilities and obligations of the Company hereunder.

         Upon written request by the holder hereof, such Successor Person will issue a new Warrant revised to reflect the modifications in this Warrant effected pursuant to this Section 5.5.

                  (d) If a purchase, tender or exchange offer is made to and accepted by the holders of 50% or more of the outstanding shares of Common Stock, the Company shall not effect any consolidation, merger, share exchange or sale, transfer or other disposition of all or substantially all of the Company's assets with the Person having made such offer or with any affiliate of such Person, unless prior to the consummation of such consolidation, merger, share exchange, sale, transfer or other disposition the holder hereof shall have been given a reasonable opportunity to then elect to receive upon the conversion of the Notes either the capital stock, securities or assets then issuable with respect to the Common Stock or the capital stock, securities or assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such offer.

         5.6 ADJUSTMENT FOR ASSET DISTRIBUTION. If the Company declares a dividend or other distribution payable to all holders of shares of Common Stock in evidences of indebtedness of the Company or other assets of the Company (including cash (other than regular cash dividends declared by the Board of Directors), capital stock (other than Common Stock, Convertible Securities or options or rights thereto) or other property, the Conversion Price in effect immediately prior to such declaration of such dividend or other distribution shall be reduced by an amount equal to the amount of such dividend or distribution payable per share of Common Stock, in the case of a cash dividend or distribution, or by the fair value of such dividend or distribution per share of Common Stock (as reasonably determined in good faith by the Board of Directors of the Company), in the case of any other dividend or distribution. Such reduction shall be made whenever any such dividend or distribution is made and shall be effective as of the date as of which a record is taken for purpose of such dividend or distribution or, if a record is not taken, the date as of which holders of record of Common Stock entitled to such dividend or distribution are determined.

         5.7 DE MINIMIS ADJUSTMENTS. No adjustment in the number of shares of Common Stock purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one share of Common Stock purchasable upon conversion of the Note and no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $.01 in the Conversion Price; provided, however, that any adjustments which by reason of this Section 5.7 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest full share or nearest one hundredth of a dollar, as applicable.

         5.8 NOTICE OF ADJUSTMENT. Whenever the Conversion Price or the number of Shares issuable upon the conversion of the Note shall be adjusted as herein provided, or the rights of the holder hereof shall change by reason of other events specified herein, the Company shall compute the adjusted Conversion Price and the adjusted number of Shares in accordance with the provisions hereof and shall prepare an officer's certificate setting forth the adjusted Conversion Price and the adjusted number of Shares issuable upon the conversion of the Notes or specifying the other shares of stock, securities or assets receivable as a result of such change in rights, and showing in reasonable detail the facts and calculations upon which such adjustments or other changes are based. The Company shall cause to be mailed to the holder hereof copies of such officer's certificate together with a notice stating that the Conversion Price and the number of Shares purchasable upon conversion of the Notes have been adjusted and setting forth the adjusted Conversion Price and the adjusted number of Shares purchasable upon conversion of the Note.

         5.9 NOTIFICATIONS TO HOLDERS. In case at any time the Company proposes:

                  (a) to declare any dividend upon its Common Stock payable in capital stock or make any special dividend or other distribution (other than cash dividends) to the holders of its Common Stock;

                  (b) to issue any shares of Common Stock, options therefor or securities convertible into Common Stock (except (x) pursuant to the exercise of Warrants issued and sold pursuant to the Purchase Agreement or (y) as set forth in Section 5.2(b));

                  (c) to offer for subscription pro rata to all of the holders of its Common Stock any additional shares of capital stock of any class or other rights;

                  (d) to effect any capital reorganization, or reclassification of the capital stock of the Company, or consolidation, merger or share exchange of the Company with another Person, or sale, transfer or other disposition of all or substantially all of its assets; or

                  (e) to effect a voluntary or involuntary dissolution, liquidation or winding up of the Company,

then, in any one or more of such cases, the Company shall give the holder hereof
(a) at least 30 days (but not more than 90 days) prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such issuance, reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, and (b) in the case of any such issuance, reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, at least 30 days (but not more than 90 days) prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock, as the case may be, for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, as the case may be.

         5.10 COMPANY TO PREVENT DILUTION. If any event or condition occurs as to which other provisions of this Article are not strictly applicable or if strictly applicable would not fairly protect the exercise or purchase rights of the Note evidenced hereby in accordance with the essential intent and principles of such provisions, or that might materially and adversely affect the exercise or purchase rights of the holder hereof under any provisions of this Note, then the Company shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, so as to protect such exercise and purchase rights as aforesaid, and any adjustments necessary with respect to the Conversion Price and the number of Shares purchasable hereunder so as to preserve the rights of the holder hereunder. In no event shall any such adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to this Article except in the event of a combination of shares of the type contemplated in Section 5.4 hereof, and then in no event to an amount greater than the Conversion Price as adjusted pursuant to Section 5.4 hereof.

                                   ARTICLE VI.

                                    COVENANTS

Except as permitted by the Purchase Agreement:

         6.1 PAYMENT OF PRINCIPAL AND ACCRUED INTEREST. The Company will duly and punctually pay or cause to be paid the principal sum of this Note, together with interest accrued thereon from the date hereof to the date of payment, in accordance with the terms hereof.

         6.2 CORPORATE EXISTENCE. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if it shall reasonably determine that the preservation thereof is no longer desirable in the conduct of its business.

         6.3 TAXES; CLAIMS; ETC. The Company will, and will cause any Subsidiary to, promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its properties, real, personal, or mixed, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof, and which lien or charges will have a material adverse effect on the business of the Company; provided, however, that neither the Company nor any Subsidiary shall be required to pay or cause to be paid any such tax, assessment, charge, levy, or claim prior to institution of foreclosure proceedings if the validity thereof shall concurrently be contested in good faith by appropriate proceedings and if the Company shall have established reserves deemed by the Company adequate with respect to such tax, assessment, charge, levy, or claim.

         6.4 MAINTENANCE OF EXISTENCE AND PROPERTIES. The Company will, and will cause each Subsidiary to, keep its material properties in good repair, working order, and condition, ordinary wear and tear excepted, so that the business carried on may be properly conducted at all times in accordance with prudent business management.

         6.5 SEC REPORTS. The Company will deliver to the Holder within 20 days after it files any reports with the SEC, copies of its reports and of the information, documents, and other reports, if any (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file, if any, with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. The Company will timely comply with its reporting and filing obligations, if any, under the applicable federal securities laws.

         6.6 INDEBTEDNESS. The Company shall not incur, assume, create or guarantee any Indebtedness unless such Indebtedness is expressly made subordinate to this Note.

         6.7 LIENS. The Company shall not create, permit, incur, assume, affirm or suffer to exist or become effective any lien of any kind upon any of the tangible or intangible assets of the Company whether now owned or acquired after the date hereof except as permitted pursuant to Section 7.1 of the Purchase Agreement.

         6.8 NOTICE OF DEFAULTS. The Company will promptly notify the Holder in writing of the occurrence of (i) any Event of Default under this Note, and (ii) any event of default (or if any event of default would result upon any payment with respect to this Note) with respect to any Indebtedness as such event of default is defined therein or in the instrument under which it is outstanding, permitting holders to accelerate the maturity of such Indebtedness.

         6.9 MERGERS AND ACQUISITIONS. Except for the Company or any Subsidiary will not dissolve, liquidate, consolidate or merge with or sell, lease, convey or transfer all or a substantial portion of its assets to any Person whether in a single transaction or a series of related transactions, unless either (a) in the case of a merger or consolidation, the Company is the surviving entity or
(b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental agreement all of the obligations of the Company in connection with this Note.

         6.10 COMPLIANCE WITH LAWS. The Company will promptly comply with all laws, ordinances and governmental rules and regulations to which it is subject, the violation of which would materially and adversely affect the Company.

                                  ARTICLE VII.

                 REPURCHASE OF NOTE AT THE OPTION OF THE HOLDER

         7.1 REPURCHASE UPON CHANGE OF CONTROL. The Company covenants and agrees that, in the event that (i) the Company or its successor at any time sells, exchanges or otherwise transfers 25% or more of its assets (other than inventory sold in the ordinary course of business) or (ii) there occurs a Change of Control, the Holder will have the right, at such Holder's option, to require the Company to repurchase this Note on the Repurchase Date selected as provided below at a repurchase price (the "Repurchase Price") which is equal to 100% of the principal of and accrued interest on this Note at the Repurchase Date. "Change of Control" means any event by which any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power entitled to vote in the election of directors of the Company.

         7.2 NOTICES, ETC. Unless the Company shall have theretofore delivered to the Holder notice of its intention to prepay this Note pursuant to Section
2.4 hereof, on or before the 30th day after the occurrence of a Change of Control, the Company shall deliver to the Holder a written notice (the "Company Notice"). The Company Notice shall describe the occurrence of the Change of Control and of the repurchase right set forth herein arising as a result thereof and shall state (i) the final date by which this Note must be surrendered for repurchase, (ii) the last day on which an election to require repurchase may be revoked, (iii) the Conversion Price then in effect, (iv) the Repurchase Date,
(v) the Repurchase Price, and (vi) the procedure which the Holder must follow to elect repurchase. No failure of the Company to give the foregoing notices or defect therein shall limit any Holder's right to exercise a repurchase right or affect the validity of the proceedings for the repurchase of Note.

         7.3 EXERCISING REPURCHASE RIGHT.

                  (a) To elect repurchase of this Note or a portion hereof, the Holder will be required to surrender, on or before the Final Surrender Date (as defined below), at the office set forth in Section 8.6, this Note duly endorsed or assigned to the Company or in blank, together with written notice of the Holder's election to have the Company repurchase this Note. Election of repurchase by a Holder shall be revocable at any time prior to the Final Surrender Date by delivering written notice to that effect to the Company. "Final Surrender Date" is defined to mean the date which is, subject to any contrary requirements of applicable law, 30 days after the date of the Company Notice. "Repurchase Date" is defined to mean the date selected by the Company for the repurchase of the Note that is not less than 10 nor more than 30 days after the Final Surrender Date.

                  (b) In the event a repurchase right shall be exercised in accordance with the terms hereof, the Company shall pay or cause to be paid the Repurchase Price (including installments of interest that mature on or prior to the Repurchase Date) in cash to the Holder on the Repurchase Date.

                  (c) If this Note is surrendered for repurchase and is not so paid on the Repurchase Date, the principal amount which is payable at maturity shall, until the Repurchase Price (as calculated at the date of payment) is paid, continue to bear interest from the Repurchase Date at the rate borne by this Note, and this Note shall continue to remain convertible into Common Stock until said Repurchase Price shall have been paid or duly provided for.

                                  ARTICLE VIII.

                                  MISCELLANEOUS

         8.1 COLLECTION FEES. If this Note is placed in the hands of an attorney for collection, and if it is collected through any legal proceedings at law or in equity or in bankruptcy, receivership or other court proceedings, the Company hereby undertakes to pay all costs and expenses of collecting including, but not limited to, court costs and the reasonable attorney's fees of Holder.

         8.2 CONSENT TO AMENDMENTS. This Note may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if and only if the Company shall obtain the written consent to such amendment, action or omission to act from the holders of 51 % of the aggregate principal amount of the Notes.

         8.3 BENEFITS OF NOTE: NO IMPAIRMENT OF RIGHTS OF HOLDER OF SENIOR INDEBTEDNESS. Nothing in this Note, express or implied, shall give to any Person, other than the Company, Holder, and their successors any benefit or any legal or equitable right, remedy or claim under or in respect of this Note.

         8.4 SUCCESSORS AND ASSIGNS. All covenants and agreements in this Note contained by or on behalf of the Company and the Holder shall bind and inure to the benefit of the respective successors and assigns of the Company and the Holder.

         8.5 RESTRICTIONS ON TRANSFER. Subject to the provisions of this Section 8.5, this Note is transferable in the same manner and with the same effect as in the case of a negotiable instrument payable to a specified person. The Company, however, may treat Holder as the owner hereof for all purposes until this Note shall have been surrendered for transfer as hereinafter provided. Upon surrender of this Note duly executed by Holder or his agent or attorney, the Company shall execute and deliver a new Note in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and this Note shall promptly be canceled.

         This Note is not transferable directly or indirectly, in whole or in part, except in the case of any such transfer (a) which is in compliance with applicable federal and state securities laws, including but not limited to, the Securities act of 1933, as amended, and (b) for which the Company is provided with an opinion of counsel to Holder, reasonably satisfactory to the Company, to the effect that such transfer is not in violation of any of said securities laws.

         8.6 NOTICE: ADDRESS OF PARTIES. Except as otherwise provided, all communications to the Company or Holder provided for herein or with reference to this Note shall be deemed to have been sufficiently given or served for all purposes on the third business day after being sent as certified or registered mail, postage and charges prepaid, to the following addresses: if to the Company, 7580 East Gray Road, Suite 102, Scottsdale, Arizona 85260 or at any other address designated by the Company in writing to Holder; if to Holder, to 7580 East Gray Road, Suite 102, Scottsdale, Arizona 85260 or at any other address designated by Holder to the Company in writing.

         8.7 SEPARABILITY CLAUSE. In case any provision in this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions in such jurisdiction shall not in any way be affected or impaired thereby; provided, however, such construction does not destroy the essence of the bargain provided for hereunder.

         8.8 GOVERNING LAW. This Note shall be governed by, and construed in accordance with, the internal laws of the State of Delaware (without regard to principles of choice of law).

         8.9 USURY. It is the intention of the parties hereto to conform strictly to the applicable laws of the State of Delaware and the United States of America, and judicial or administrative interpretations or determinations thereof regarding he contracting for, charging and receiving of interest for the use, forbearance, and detention of money (hereinafter referred to in this Section 8.9 as "Applicable Law"). The Holder shall have no right to claim, to charge or to receive any interest in excess of the maximum rate of interest, if any, permitted to be charged on that portion of the amount representing principal which is outstanding and unpaid from time to time by Applicable Law. Determination of the rate of interest for the purpose of determining whether this Note is usurious under Applicable Law shall be made by amortizing, prorating, allocating and spreading in equal parts during the period of the actual time of this Note, all interest or other sums deemed to be interest (hereinafter referred to in this Section 8.9 as "Interest") at any time contracted for, charged or received from the Company in connection with this Note. Any Interest contracted for, charged or received in excess of the maximum rate allowed by Applicable Law shall be deemed a result of a mathematical error and a mistake. If this Note is paid in part prior to the end of the full stated term of this Note and the Interest received for the actual period of existence of this Note exceeds the maximum rate allowed by Applicable Law, Holder shall credit the amount of the excess against any amount owing under this Note or, if this Note has been paid in full, or in the event that it has been accelerated prior to maturity, Holder shall refund to the Company the amount of such excess, and shall not be subject to any of the penalties provided by Applicable Law for contracting for, charging or receiving Interest in excess of the maximum rate allowed by Applicable Law. Any such excess which is unpaid shall be canceled.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed on the date first above written.

                                    WO CONSULTING, INC.


                                    By: /s/  ERIC J. SCHEDELER
                                    Name:  ERIC J. SCHEDELER
                                    Title:  President